Exhibit 10.12

Referral Agreement

**Confidential portions have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission (the "Commission")**

This Referral Agreement (the “Agreement”), effective as of the date on which this Agreement first becomes duly executed by both Parties hereto (the “Effective Date”), is made and entered into by and between Digital River Marketing Solutions, Inc. dba Direct Response Technologies, with offices located at 730 Holiday Drive, Foster Plaza, Building 8, Pittsburgh, PA 15220 (“DR”) and Accelerize New Media, Inc. dba CAKE Marketing, with offices located at 2244 W. Coast Highway, Suite 250, Newport Beach, California 92663 (“Company”) (each, a “Party”, and together, the “Parties”).

WHEREAS, Company offers affiliate marketing services (the “Company Services”) to parties needing such Services; and

WHEREAS, DR offers affiliate marketing services (the “DR Services”) similar to the Company Services and DR desires to discontinue offering such services to the existing DR clients listed on Exhibit A (the “Included Clients”), and DR desires to refer its present clients or potential clients to Company in consideration for the payment to DR of the referral fees set out in Section 2 hereof, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.

Discontinuation of DR Services/Referrals by DR. All DR clients being referred pursuant to this agreement and current potential clients are listed on Exhibit A and either categorized therein as an “Included Client” or a “Potential Client”. No later than fifteen (15) days following the Effective Date, DR shall communicate in writing acceptable to the Company to all of the Included Clients that it shall discontinue the DR Services effective as of March 30, 2014 (the “Platform Sunset Date”). Such communication shall be in the form set forth on Exhibit B. DR shall refer to Company all of the Included Clients and use commercially reasonable efforts to induce the Included Clients to use the Company Services as soon as possible and in any event no later than the Platform Sunset Date. Further, DR shall use reasonable best efforts to refer to Company, any other persons, organizations and/or entities, with which DR has had contact during the sixty (60) days prior to the Effective Date or thereafter, which DR reasonably believes may be interested in using the Company Services (a “Potential Client” and together with each Included Client, each, a “Potential Company Client”). For each Potential Company Client, DR shall promptly provide Company (via email to an address specified by Company) with, at a minimum, the following information: Potential Client Name, Contact Name, Contact Email, and Contact Phone Number (such information, an “Introduction”). Company shall, within ten (10) calendar days of its receipt of an Introduction (the “Review Period”), notify DR if a Potential Company Client is an existing client of Company or any of its affiliates, is in discussions with Company or any of its affiliates regarding the use of the Company Services or the services of an affiliate of Company, or was in such discussions within the six (6) month period prior to the date of the Introduction, and therefore not eligible for a Company Referral Fee.  In the event Company does not notify DR by the end of the Review Period that a Potential Company Client is not eligible for a Company Referral Fee for one of the reasons stated above, such Potential Company Client shall automatically be considered an “Eligible Company Prospect.”

Each Party shall provide the services described on, and ascribed to it in, Exhibit C to ease the transition of moving Potential Company Clients from the DR Services to the Company Services, and to increase the likelihood that such transition occurs.

DR represents, warrants and covenants to Company that it shall not (a) make any commitment or representation, express or implied, on Company’s behalf regarding the Company Services unless such statements have been expressly authorized by Company in writing or are contained in sales and marketing materials given to it by Company, or (b) or enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, Company. Company shall be solely responsible for presenting agreements to, and negotiating agreements with, Potential Company Clients concerning a business relationship between Company and a Potential Company Client.

2.

Company Referral Fee. As consideration for the referral by DR of the Included Clients to Company, Company shall pay DR a one-time referral fee of One Million Dollars ($1,000,000) (the “Included Clients Referral Fee”). The Included Clients Referral Fee shall be due and payable in four (4) equal installments by wire transfer of immediately available funds to the DR account described on Exhibit D hereto of Two Hundred Fifty Thousand Dollars ($250,000) due and payable on each of March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, whether or not such amount was invoiced to Company prior to each such date.

Confidential

Referral Agreement

If an agreement for the use of Company Services is executed with an Eligible Company Prospect (a “Company Services Agreement”) within six (6) months from the date of an Introduction as a direct result of that Introduction (in each case, a “Converted Company Client”), DR will receive a referral fee (a “Company Referral Fee”) equal to Twenty Five Percent (25%) of the gross revenue (as determined under US GAAP) received by the Company by reason of the provision of the Company Services pursuant to the Company Services Agreement during the shorter of (a) the first twelve (12) months of the Company Services Agreement, or (b) the term of the Company Services Agreement if terminated prior to such twelve (12) month period (such period, the “Company Referral Fee Period”). DR acknowledges and agrees that DR will not be entitled to any Company Referral Fee on either (a) revenue earned by Company after the end of the Company Referral Fee Period, or (b) sales of additional products or services pursuant to any subsequent agreement entered into between a Converted Company Client and Company or any Company affiliate, or (c) any uncollected amounts due from a Converted Company Client.

At the end of each calendar quarter during the Company Referral Fee Period, Company will calculate the Company Referral Fees due to DR which were received during that calendar month, and shall pay the Company Referral Fees to DR within thirty (30) calendar days following the end of that calendar quarter by wire transfer of immediately available funds to the DR account described on Exhibit D hereto. Any and all fees, payments, compensation, consideration, and other money amounts shall be expressed and payable in United States Dollars. DR shall be solely responsible for the payment of any taxes on Included Clients Referral Fees and Company Referral Fees received from Company.

Company will maintain accurate books and records relating to the amounts paid by Converted Company Clients for the use of Company Services, and the calculation of Company Referral Fees. DR shall have the right to conduct an audit of such books and records upon thirty (30) days prior notice to Company; provided that DR shall not be entitled to conduct more than two (2) of such audits unless a previous audit revealed an underpayment to DR of more than five percent (5%). Any such audit may be conducted by DR employees at Company’s corporate headquarters during normal business hours. In the event that an audit discloses an underpayment to DR, Company shall pay DR the amount of such underpayment. In the event that an audit discloses an overpayment to DR, DR shall credit to Company the amount of such overpayment. In the event such an audit discloses an underpayment which is greater than five percent (5%) of the total amounts paid to DR during the audit period, then Company shall also reimburse DR for the reasonable costs of such audit for which appropriate supporting documentation is provided in writing to Company by DR, otherwise DR shall be solely responsible for the costs of such audit.

3.

Confidentiality. As used herein, “Confidential Information” shall mean the inventions, trade secrets, computer software in both object and source code, algorithms, documentation, know how, technology, ideas, and all other business, customer, technical, and financial information owned by or in the possession of a Party, which is designated in writing as confidential, or communicated in such a manner or under such circumstances as would reasonably enable a Party to ascertain its confidential nature. All Confidential Information provided by a Party to the other Party will be maintained in confidence by the receiving Party, and the receiving Party shall not, directly or indirectly, either (a) divulge to any person or organization, or (b) use in any manner whatsoever other than as necessary for the performance of its obligations under this Agreement, any of the disclosing Party’s Confidential Information without the disclosing Party’s express prior written consent. Subject to paragraph 4 hereof, the terms of this Agreement, and any information concerning the services provided by the disclosing Party’s affiliated companies, shall be considered as part of the disclosing Party’s Confidential Information. The obligations of confidentiality set forth in this Section shall survive the termination or expiration of this Agreement for five (5) years. The provisions of this Section shall not have application to any information that the receiving Party can reasonably demonstrate (i) has become lawfully available to the public other than through the act or omission of the receiving Party or any of its employees, contractors, agents or representatives; (ii) is received by the receiving Party without restriction from another person or organization lawfully in possession of such information; or (iii) was rightfully in the possession of the receiving Party without restriction prior to its disclosure by the disclosing Party, except to the extent unlawfully misappropriated. The receiving Party may communicate the disclosing Party’s Confidential Information to its employees, contractors, agents, and professional advisers who have a need to know such information but only to the extent that they need to know, provided that each such person or entity is made aware of the content of this Section 3 and agrees to be bound thereby. The receiving Party shall be liable for any misuse, misappropriation or improper disclosure of Confidential Information by any of its employees, contractors, agents, and professional advisers to whom Confidential Information is disclosed or made available.

Confidential

Referral Agreement

4.

Publicity. DR may refer to itself as a party which is authorized to make introductions of potential clients to the Company. Except for the Press Release attached hereto as Exhibit E, which Company may issue at a time at its sole discretion but with prior notice to DR, neither Party may issue any press release regarding the subject matter of this Agreement, or refer to the relationship between the Parties in any manner other than as expressly authorized herein, without the other Party’s express prior written consent, such consent not to be unreasonably withheld, or as required by applicable law. The Parties acknowledge that the Agreement will be disclosed by the Company in its public filings with the Securities and Exchange Commission.

5.

Term and Termination. The initial term of this Agreement shall commence on the Effective Date and shall continue until the date that is three (3) years from the Effective Date unless earlier terminated pursuant to the terms hereof. Thereafter, the Agreement shall automatically renew for additional one (1) year renewal terms unless either Party provides notice of non-renewal at least ninety (90) days prior to the beginning of a Renewal Term. Either Party may terminate this Agreement upon thirty (30) calendar days prior written notice to the other Party if the other Party breaches or violates any of its material obligations set forth in this Agreement, and fails to cure such breach or violation within thirty (30) calendar days after receiving written notice of such breach or violation from the other Party. Further, after December 31, 2014, either Party may terminate this Agreement by giving the other Party thirty (30) days notice. Upon termination of this Agreement, DR shall cease referring business to the Company, each Party shall cease referring to itself as a referrer of potential clients to the other Party, and each Party shall promptly return or destroy any of the other Party’s Confidential Information or other materials provided by the other Party in its possession or control. Notwithstanding such termination, the Included Clients Referral Fee and any Company Referral Fees earned through the satisfaction of the conditions set forth in Section 2 hereof prior to the effective date of such termination shall continue to be due and payable in accordance with the terms of this Agreement. In the event that Company terminates the Agreement due to an uncured breach by DR of any of its material obligations set forth in this Agreement, the Company shall have no obligation to pay DR any portion of the Included Clients Referral Fee not due as of the date of such termination. The provisions of this Agreement which, by their terms, require performance after the termination of this Agreement, or have application to events that may occur after such termination, shall survive the termination of this Agreement.

6.

Representations, Warranties and Covenants. Each Party represents, warrants and covenants to the other Party that: (i) it has all power and authority to enter into and fully perform its obligations under this Agreement and that this Agreement has been duly authorized, executed and delivered and will constitute such Party’s legal, valid and binding obligation; (ii) the execution, delivery and performance of this Agreement by such Party does not conflict with any other agreement to which it is a party or by which it is bound; and (iii) it shall comply with all material federal, state, local, and foreign laws, rules and regulations applicable to the performance of its obligations in connection with this Agreement. DR represents, warrants and covenants to Company that: (i) the referrals contemplated in this Agreement are permissible and lawful; (ii) despite communication of the discontinuation of the DR Services as of the Platform Sunset Date, if any Included clients refuse to migrate to use the Company Services on or prior to the Platform Sunset Date due to contractual obligations requiring DR to provide the DR Services after the Platform Sunset Date, the provision of the DR Services to such Included Clients after the Platform Sunset Date shall (a) be limited to the extent of DR’s legal obligations, which, for the avoidance of doubt is generally to provide for defect management and assistance related to any reported defects in the DR Service,(b) be limited to existing functionality with no enhancements or upgrades, and (c) during such provision of the DR Services after the Platform Sunset Date, DR shall continue to use commercially reasonable best efforts to induce the Included Clients to use the Company Services as soon as is practicable; and (iii) it has not previously referred any Included Clients or Potential Company Clients to any other person, will not refer any Included Clients or Potential Company Clients to anyone but Company in the future, and will not provide DR Services to any Potential Clients after the Effective Date and (iv) it will use commercially reasonable best efforts to comply with the transition plan stated in Exhibit C. DR further represents and warrants that (a) after the Effective Date of the Agreement DR shall not renew or extend the term of any agreements with any Included Clients (b) upon successful transition of any Included Clients to Company it will agree to waive any future fees due from such Included Clients to DR and terminate DR’s agreements with such Included Clients related to the DR Services, (c) except for ProAd, Praim Sp. Zoo and SEOLAB, all Included Clients are existing clients of DR in good standing as of the date of this Agreement, and (d) all information related to historical invoiced amounts from Included Clients contained on Exhibit A is accurate in all material respects.

Confidential

Referral Agreement

7.

Limitation of Liability. The total aggregate liability of a Party under this Agreement shall not exceed the largest net amount realized by that Party under this Agreement during any single contiguous twelve (12) month period during which this Agreement was or is in effect. NEITHER DR NOR COMPANY SHALL HAVE ANY LIABILITY TO EACH OTHER OR TO ANY OTHER PERSON OR ORGANIZATION FOR ANY LOST PROFITS OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES OF ANY DESCRIPTION (INCLUDING WITHOUT LIMITATION LOSS OR INTERRUPTION OF BUSINESS), HOWEVER CAUSED AND WHETHER BASED ON CONTRACT, NEGLIGENCE, TORT, OR ANY OTHER LEGAL THEORY, REGARDLESS OF WHETHER ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND IRRESPECTIVE OF THE NUMBER OR NATURE OF CLAIMS. THE LIMITATIONS UPON DAMAGES AND CLAIMS SET FORTH IN THIS SECTION 7 ARE INTENDED TO APPLY WITHOUT REGARD TO WHETHER OTHER PROVISIONS OF THIS AGREEMENT HAVE BEEN BREACHED OR HAVE BEEN HELD TO BE INVALID OR INEFFECTIVE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN, AND ARE A FUNDAMENTAL PART OF THE BASIS OF THE BARGAIN BETWEEN DR and Company.

8.	Miscellaneous.

8.1.

Integration; Amendments. This Agreement sets forth the entire understanding between the Parties with respect to its subject matter, and supersedes any and all prior or contemporaneous proposals, communications, agreements, negotiations, and representations, whether written or oral, related thereto. No amendment to this Agreement will be valid unless made in writing and physically signed by the Parties. In the event of any conflict or inconsistency between a term in this Agreement and a corresponding term in any other instrument or understanding between the Parties, the term in this Agreement shall control.

8.2.

Inurement; Assignment. Neither Party may assign this Agreement, or assign its rights or delegate its duties hereunder (whether directly or indirectly, in whole or in part, by operation of law or otherwise) without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event of a merger, acquisition, joint venture, change of control, or sale of substantially all of its assets or business of a Party (or any substantially similar transaction), and so long as the entity to which the contract is assigned is not a direct competitor of the other Party, that Party shall be entitled (upon written notice to, but without the prior written consent of, the other Party) to assign this agreement to the surviving entity in connection with such transaction. At the option of the other Party, the assigning Party shall guarantee in writing the performance of the assignee.

8.3.

Governing Law. This Agreement will be governed by the laws of the State of Delaware without reference to or use of any conflicts of laws provisions therein. For the purpose of resolving conflicts related to or arising out of this Agreement, the Parties expressly agree that venue will be in the State of Delaware in the United States only, and, in addition, the Parties hereby consent to the exclusive jurisdiction of the federal and state courts located in Wilmington, Delaware.

8.4.

Notices. Any notification of any event required pursuant to this Agreement shall be in writing and shall be personally delivered or sent by nationally or internationally recognized express courier to the other Party at the address specified at the beginning of this Agreement, ATTN: General Counsel. Notices may also be sent via confirmed fax with a copy sent via overnight courier (notices by confirmed fax to DR shall be sent to 952-674-4444 and to Company at 310-496-2436). Notice shall be deemed effective upon the delivery (as evidenced by the delivery receipt).

8.5.

Force Majeure. Neither Party will be in breach of this Agreement in the event it is unable to perform its obligations as a result of natural disaster, war, emergency conditions, labor strike, acts of terrorism, the substantial inoperability of the Internet, the inability to obtain supplies, or any other reason or condition beyond its reasonable control; provided, however, if such reasons or conditions remain in effect for a period of more than sixty (60) calendar days, either Party may terminate this Agreement without cause upon written notice to the other Party.

Confidential

Referral Agreement

8.6.

Irreparable Harm. Each Party acknowledges that its breach of any confidentiality obligations set forth in this Agreement may cause irreparable injury to the other for which monetary damages are not an adequate remedy. Accordingly, a Party will be entitled to seek injunctive relief and other equitable remedies in the event of a breach of any confidentiality obligations set forth in this Agreement, without the necessity of posting a bond in connection therewith. The availability of injunctive relief will be a cumulative, and not an exclusive, remedy available to the Parties.

8.7.

Independent Contractors. Each Party is an independent contractor of, and is not an employee, agent or authorized representative of, the other Party. The provisions of this Agreement will not in any respect whatsoever be deemed to create a partnership, joint venture, or other business combination between DR and Company. Except as may be expressly provided in this Agreement, neither Party shall have the right, power or authority to act or create any obligation, express or implied, on behalf of each other.

8.8.

Other. No waiver of any provision or breach of this Agreement (a) shall be effective unless made in writing, or (b) shall operate as or be construed to be a continuing waiver of such provision or breach. In the event any portion of this Agreement is held to be invalid or unenforceable, such portion shall be construed as nearly as possible to reflect the original intent of the Parties, or if such construction cannot be made, such provision or portion thereof shall be severable from this Agreement, provided that the same shall not affect in any respect whatsoever the remainder of this Agreement. Notwithstanding any applicable statute of limitations, the Parties agree that any claims for breach of this Agreement will be brought by a Party within two (2) years of the date that Party first learns of such breach or shall not be brought by a Party. The Parties acknowledge and agree that this Agreement has been negotiated by the Parties and their respective counsel, and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party based on draftsmanship of this Agreement or otherwise. Headings are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any and all exhibits, schedules, or attachments related to this Agreement are incorporated herein by reference and made a part of this Agreement. Any and all notices, reports, correspondence, amendments, requests, responses, and other communications associated with this Agreement shall be in the English language, and the controlling version of this Agreement shall be in the English language. Any reference to a section will refer to all subsections of that section. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document. A copy (including PDF) or facsimile of a signature will be binding upon the signatory as if it were an original signature. This Agreement shall not become binding on any Party until each Party to it has transmitted to the other a counterpart executed by the transmitting party.

IN WITNESS WHEREOF, the duly authorized signatories of the Parties hereto have entered into this Agreement effective as of the dates written below.

Accelerize New Media, Inc. dba Cake Marketing		Digital River Marketing Solutions, Inc. dba Direct Response Technologies

By:	/s/ Brian Ross	By:	/s/ Stefan Schulz

Name:	Brian Ross	Name:	Stefan Schulz

Title:	CEO	Title:	Chief Financial Officer

Date PDF or Facsimile Signed: 11/22/13		Date PDF or Facsimile Signed: 11/22/13

Date Original Signed: 11/22/13		Date Original Signed: 11/22/13

[The remainder of this page is intentionally blank]

Confidential

Referral Agreement

Exhibit A

Included and Potential Clients

**THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**

Potential Clients

**THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**

Confidential

Referral Agreement

EXHIBIT B

Form of Letter to Included Clients

Communication to 50 largest (by revenue) Included Clients

Dear [Client],

On behalf of Direct Response Technologies, we’d like to thank you for being a loyal customer and licensing our DirectTrack performance marketing platform. We are writing to share some important information about the platform. Direct Response Technologies has made the difficult decision to sunset DirectTrack effective March 31, 2014, and will no longer be providing you service via the DirectTrack platform.

As a valued customer, your satisfaction is important to us, which is why we have selected CAKE (www.getcake.com) as our strategic partner. Specialists in performance marketing, CAKE will continue serving you and other DirectTrack customers via the CAKE platform. CAKE has a reputation for providing high quality solutions built on scalable architecture that is designed to meet the business needs of performance marketing companies.

DirectTrack and CAKE have defined a transition plan that will enable you to migrate to the CAKE platform with minimal effort on your part. The recommended migration process will be driven by a team of CAKE experts along with support from the DirectTrack team. Over the past several years, CAKE has smoothly transitioned hundreds of customers from other tracking platforms and is fully prepared to provide the same superior experience for your company.

As part of the transition process, the DirectTrack team will be following up this communication with a phone call to you. At that time, we will set up a time for the CAKE team to reach out to you directly to discuss the specific terms of the transition and further review their onboarding process. Then, your DirectTrack account manager will follow up with you to ensure the transition goes smoothly.

In the meantime, don’t hesitate to give us a call. You can contact your DirectTrack account manager or CAKE at (DTtoCAKE@getCAKE.com/ 949-515-2022). The CAKE team is looking forward to working with you and helping your company grow!

Sincerely,

Direct Response Technologies

Communication to all other Included Clients

Dear [Client],

On behalf of Direct Response Technologies, we’d like to thank you for being a loyal customer and licensing our DirectTrack performance marketing platform. We are writing to share some important information about the platform. Direct Response Technologies has made the difficult decision to sunset DirectTrack effective March 31, 2014, and will no longer be providing you service via the DirectTrack platform.

As a valued customer, your satisfaction is important to us, which is why we have selected CAKE as our strategic partner. Specialists in performance marketing, CAKE will continue serving you and other DirectTrack customers via the CAKE platform. CAKE has a reputation for providing high quality solutions built on scalable architecture that is designed to meet the business needs of performance marketing companies.

DirectTrack and CAKE have defined a transition plan that will enable you to migrate to the CAKE platform with minimal effort on your part. The recommended migration process will be driven by a team of CAKE experts along with support from the DirectTrack team. Over the past several years, CAKE has smoothly transitioned hundreds of customers from other tracking platforms and is fully prepared to provide the same superior experience for your company.

As part of the transition process, the CAKE team will be following up this communication with an introductory email to you directly, to discuss the specific terms of the transition and further review their onboarding process. Your DirectTrack account manager will follow up with you to ensure the transition goes smoothly.

In the meantime, don’t hesitate to give us a call. You can contact your DirectTrack account manager or CAKE at (DTtoCAKE@getCAKE.com/ 949-515-2022). The CAKE team is looking forward to working with you and helping your company grow!

Sincerely,

Direct Response Technologies

Referral Agreement

Exhibit C

Transition and Migration Services

**THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**

Confidential

Referral Agreement

Exhibit D

Wire Transfer Instructions

DR Marketing Solutions, Inc.

JP Morgan N.Y

Account #

Swift # CHASUS33

ABA # 021000021

Confidential

Referral Agreement

Exhibit E

Press Release

CAKE Announces Program to Migrate DirectTrack Customers to its Performance Marketing Platform

Signs strategic partnership agreement with Direct Response Technologies

Newport Beach, CA Nov. XX, 2013 — CAKE announced a migration program designed specifically to transition customers of the DirectTrack performance marketing platform to its affiliate platform. Based on a strategic partnership agreement, CAKE and Direct Response Technologies, developers of the DirectTrack platform and a business of Digital River, Inc., have built a pre-integration between their two platforms, giving CAKE an opportunity to acquire the businesses of DirectTrack customers. The agreement follows Direct Response Technologies’ decision to sunset its DirectTrack platform. Businesses interested in learning more about the migration can XXXXX.

“Our strategic partnership with Direct Response Technologies and opportunity to work with current DirectTrack customers, will further extend our industry leadership position by increasing our customer base of affiliate networks,” said Jeff McCollum, President of CAKE. “This partnership represents another great investment CAKE is making into our products, people and infrastructure, and we welcome DirectTrack customers that migrate to our platform.”

CAKE is a software-as-a-service (SaaS)-based enterprise tracking and real-time reporting platform that manages media campaigns across mobile, affiliate, display, search and social. The company provides advertisers, agencies and networks with critical business intelligence to make informed decisions with their marketing investments. The CAKE platform supports multiple languages and currencies so online marketers can track the performance of their marketing campaigns and better target their digital spend on a global scale.

“CAKE is an innovative provider of reliable, cost-effective performance marketing solutions,” said Scott Heimes, Digital River’s senior vice president and CMO. “As we discontinue support of our DirectTrack platform, this partnership will offer our DirectTrack customer base a smooth transition onto an industry-leading affiliate marketing platform and enable us to narrow our focus on providing commerce, payments and marketing services to digital products companies and branded manufacturers around the world.

About CAKE

CAKE, the Software-as-a-Service (SaaS) platform is an enterprise solution providing business intelligence for performance marketers. With an easy to use interface, CAKE's tracking optimizes online campaigns and can increase revenue and reduce operational costs. Real-time reporting and available API enable a single dashboard to manage all of your digital spend. For more information visit www.getCAKE.com or call 949-548-CAKE.

Investor & Media Contact

Brittany Edmonston

Media Relations

949-548-CAKE x 200

PR@getCAKE.com

Confidential